NEWS Contact: Margaret M. Loebl Vice President, Chief Financial Officer and Treasurer loeblm@quakerchem.com T. 610.832.4160

For Release: Immediate

QUAKER CHEMICAL ANNOUNCES THIRD QUARTER 2013 RESULTS

•	14% earnings per share growth despite challenging economic environment
•	Expected $0.08 per share third quarter tax benefit delayed until fourth quarter
•	Strong net operating cash flow of $24.5 million

October 29, 2013

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE: KWR) today announced net sales of $184.1 million for the third quarter of 2013, compared to the third quarter of 2012 net sales of $180.9 million. Earnings per diluted share for the third quarter of 2013 were $0.95 compared to $0.83 for the third quarter of 2012. The Company had expected to receive recertification of a prior concessionary tax rate in Asia Pacific, which would have increased earnings an additional $0.08 per share in the third quarter, but the approval was delayed until earlier this month and is expected to be recognized in the fourth quarter. For the first nine months of 2013, the Company reported net sales of $545.1 million, compared to the first nine months of 2012 net sales of $535.4 million. Earnings per diluted share for the first nine months of 2013 were $3.21 compared to earnings per diluted share of $2.63 for the first nine months of 2012. For Non-GAAP results, see the Non-GAAP Measures section below.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We are pleased to announce another quarter of strong earnings and cash flow generation given a relatively mixed global economic environment. Despite the weak market conditions in various parts of the world, we continue to produce solid operating results by growing our market share and leveraging our recent acquisitions as well as continuing to align our cost structure to market realities.”

Mr. Barry continued, “In the fourth quarter, we expect to continue to produce good operating results, subject to typical negative seasonality impacts around the holidays at year end. In summary, I remain confident in our future and I expect 2013 to be another strong year for Quaker in terms of earnings, cash flow generation, EBITDA growth and shareholder value creation.”

Third Quarter of 2013 Summary

Net sales for the third quarter of 2013 of $184.1 million increased approximately 2% from net sales of $180.9 million in the third quarter of 2012, which primarily related to an increase in product volumes.

Gross profit increased approximately $6.9 million, or approximately 12%, from the third quarter of 2012. The increase in gross profit was primarily driven by an improvement in gross margin to 35.9% from 32.7% in the third quarter of 2012. The increase in gross margin reflects the return of the Company’s product margins to more acceptable levels.

Selling, general and administrative expenses (“SG&A”) increased $3.9 million from the third quarter of 2012, which was primarily driven by higher selling related costs on improved Company performance and higher labor related costs on general year-over-year merit increases. In addition, non-operating related SG&A expenses increased due to certain uncommon costs. For instance, the third quarter of 2013 SG&A includes approximately $0.7 million, or $0.04 per diluted share, of costs related to streamlining certain operations in the Company’s Europe, Middle East and Africa (“EMEA”) region.

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street, Conshohocken, PA 19428-2380 USA

P: 610.832.4000 F: 610.832.8682

quakerchem.com

The increase in other expense in the third quarter of 2013 was primarily driven by foreign exchange transaction losses of approximately $0.6 million and a charge of approximately $0.2 million, or $0.01 per diluted share, related to the cost streamlining initiative, noted above, compared to foreign exchange transaction losses of $0.2 million in the third quarter of 2012.

The decrease in interest expense was primarily due to lower average borrowings and lower interest rates experienced in the third quarter of 2013 as compared to the third quarter of 2012.

The increase in equity in net income of associated companies from the third quarter of 2012 was primarily due to higher earnings related to the Company’s equity interest in a captive insurance company. Earnings from this affiliate were $1.2 million, or $0.09 per diluted share, in the third quarter of 2013 compared to $0.4 million, or $0.03 per diluted share, in the third quarter of 2012.

The Company’s effective tax rates for the third quarters of 2013 and 2012 were 33.8% and 28.6%, respectively. The primary contributor to the higher effective tax rate in the current quarter was an increase in Asia Pacific’s effective tax rate. While recertification of a prior concessionary tax rate in Asia Pacific was pending renewal, the Company recorded tax expense at its statutory tax rate of 25% in the third quarter of 2013 compared to the concessionary tax rate of 15% in the prior year. (See the Recent Developments section below).

Year-to-Date Summary

Net sales for the first nine months of 2013 of $545.1 million increased approximately 2% from $535.4 million in the first nine months of 2012, which primarily related to an increase in product volumes.

Gross profit increased by approximately $16.4 million, or approximately 9%, from the first nine months of 2012. The increase in gross profit was driven by an improvement in gross margin to 35.9% from 33.5% in the first nine months of 2012, reflective of the return of the Company’s product margins to more acceptable levels.

SG&A increased approximately $9.9 million from the first nine months of 2012, which was primarily driven by higher selling related costs on improved Company performance, higher labor related costs on general year-over-year merit increases and costs added with our recent acquisitions. In addition, non-operating SG&A expenses increased due to certain uncommon costs. For instance, the nine months of 2013 SG&A includes approximately $1.1 million, or $0.06 per diluted share, of costs related to streamlining certain operations in the Company’s EMEA and South America regions. Partially offsetting these increases to SG&A were the prior year costs associated with the bankruptcies of certain U.S customers of $1.2 million, or $0.06 per diluted share, the prior year costs associated with the Company’s CFO transition of $0.6 million, or $0.03 per diluted share, and lower translation due to changes in foreign exchange rates.

Other income for the first nine months of 2013 was $2.0 million, which was primarily driven by a refund of $2.5 million, or $0.14 per diluted share, related to past excise taxes paid on certain mineral oil sales and, also, earnings from third party license fees. Partially offsetting these contributors to other income were expenses related to an increase in the fair value of an acquisition earnout liability of $0.7 million, or $0.03 per diluted share, the cost streamlining initiative, noted above, and foreign exchange transaction losses of $0.8 million. Comparatively, other income for the first nine months of 2012 was $0.5 million, which relates primarily to third party license fees, net of foreign exchange transaction losses of $0.8 million.

Interest expense was lower in the first nine months of 2013 compared to the first nine months of 2012 primarily due to lower interest rates and lower average borrowings.

The Company’s effective tax rates for the first nine months of 2013 and 2012 were 30.0% and 26.9%, respectively. The primary contributor to the higher effective tax rate in the current year was an increase in Asia Pacific’s effective tax rate, noted above.

Equity in net income of associated companies increased due to higher earnings related to the Company’s equity interest in a captive insurance company in the first nine months of 2013 compared to the first nine months of 2012. Earnings attributable to this equity interest increased from approximately $1.4 million, or $0.11 per diluted share, for the first nine months of 2012 to approximately $4.4 million, or $0.33 per diluted share, for the first nine months of 2013, which includes a non-cash out-of-period adjustment of approximately $1.0 million recorded in 2013. Partially offsetting this increase in equity in net income of associated companies was a charge of approximately $0.4 million, or $0.03 per diluted share, related to the devaluation of the Venezuelan Bolivar Fuerte during 2013.

- more -

Balance Sheet and Cash Flow Items

The Company’s net operating cash flow for the third quarter of 2013 was $24.5 million, which increased its year-to-date 2013 net operating cash flow to $51.9 million as compared to $41.8 million for the first nine months of 2012. The improvement in the Company’s net operating cash flow during the first nine months of 2013 was primarily driven by increased net income and better working capital management. During 2013, the Company revised its credit facility, expanding the amount available for borrowings under this facility from $175.0 million to $300.0 million, which provides the Company further financial flexibility for potential future initiatives. In addition to the revised facility, the Company’s current liquidity remains strong, as its cash position continued to exceed its debt at September 30, 2013 and its consolidated leverage ratio continued to be less than one times EBITDA.

Non-GAAP Measures

Included in this public release is a non-GAAP financial measure of non-GAAP earnings per diluted share. The Company believes this non-GAAP financial measure provides meaningful supplemental information as it enhances a reader’s understanding of the financial performance of the Company, is more indicative of future operating performance of the Company, and facilitates a better comparison among fiscal periods, as the non-GAAP financial measure excludes items that are not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. The following is a reconciliation between the non-GAAP (unaudited) financial measure of non-GAAP earnings per diluted share to its most directly comparable GAAP (unaudited) financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
GAAP earnings per diluted share attributable to Quaker Chemical Corporation Common Shareholders	$0.95	$0.83	$3.21	$2.63
CFO transition costs per diluted share	—	—	—	0.03
Customer bankruptcy costs per diluted share	—	—	—	0.06
Mineral oil excise tax refund per diluted share	—	—	(0.14)	—
Change in acquisition-related earnout liability per diluted share	—	—	0.03	—
Cost streamlining initiatives per diluted share	0.05	—	0.07	—
Devaluation of the Venezuelan Bolivar Fuerte per diluted share	—	—	0.03	—
Equity income in a captive insurance company per diluted share	(0.09)	(0.03)	(0.33)	(0.11)
Non-GAAP earnings per diluted share	$0.91	$0.80	$2.87	$2.61

Recent Developments

For the third quarter of 2013, the Company expected to receive recertification of a prior concessionary tax rate in Asia Pacific, which would have increased earnings an additional $0.08 per share, but was delayed until earlier this month due to a period of public notice and comment. As of the date of this release, the period for comment has expired and the Company has not received a notice or comment challenging its approval status, so the change in the Company’s effective tax rate is expected to be recognized in its financial statements in the fourth quarter of 2013, pending no other significant developments. See Note 6 to Notes to Condensed Consolidated Financial Statements in the Company’s Form 10-Q for the quarterly period ended September 30, 2013.

- more -

Forward-Looking Statements

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, future terrorist attacks and other acts of violence. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, Quaker Chemical’s investor conference call to discuss the third quarter of 2013 results is scheduled for October 30, 2013 at 8:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at http://www.quakerchem.com. You can also access the conference call by dialing 877-269-7756.

About Quaker

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others.  For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

- more -

Quaker Chemical Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands, except per share data)

	(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net sales	$184,059	$180,923	$545,098	$535,358

Cost of goods sold	118,069	121,797	349,186	355,801

Gross profit	65,990	59,126	195,912	179,557
%	35.9%	32.7%	35.9%	33.5%

Selling, general and administrative expenses	47,183	43,263	139,901	130,009

Operating income	18,807	15,863	56,011	49,548
%	10.2%	8.8%	10.3%	9.3%

Other (expense) income, net	(685)	322	1,962	529
Interest expense	(717)	(1,034)	(2,223)	(3,359)
Interest income	267	149	665	409
Income before taxes and equity in net income of associated companies	17,672	15,300	56,415	47,127

Taxes on income before equity in net income of associated companies	5,972	4,373	16,933	12,692
Income before equity in net income of associated companies	11,700	10,927	39,482	34,435

Equity in net income of associated companies	1,605	696	4,689	2,038

Net income	13,305	11,623	44,171	36,473

Less: Net income attributable to noncontrolling interest	754	698	1,918	2,075

Net income attributable to Quaker Chemical Corporation	$12,551	$10,925	$42,253	$34,398
%	6.8%	6.0%	7.8%	6.4%

Per share data:
Net income attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.95	$0.84	$3.21	$2.65
Net income attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.95	$0.83	$3.21	$2.63

- more -

Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands, except par value and share amounts)

	(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS

Current assets
Cash and cash equivalents	$53,945	$32,547
Accounts receivable, net	166,584	154,197
Inventories, net	76,670	72,471
Prepaid expenses and other current assets	16,870	18,595
Total current assets	314,069	277,810

Property, plant and equipment, net	84,268	85,112
Goodwill	58,511	59,169
Other intangible assets, net	32,028	32,809
Investments in associated companies	17,789	16,603
Deferred income taxes	27,284	30,673
Other assets	36,038	34,458
Total assets	$569,987	$536,634

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$1,432	$1,468
Accounts and other payables	81,289	70,794
Accrued compensation	17,027	16,842
Other current liabilities	27,399	18,688
Total current liabilities	127,147	107,792
Long-term debt	17,765	30,000
Deferred income taxes	6,127	6,383
Other non-current liabilities	94,105	102,783
Total liabilities	245,144	246,958

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 13,187,320 shares	13,187	13,095
Capital in excess of par value	97,816	94,470
Retained earnings	247,833	215,390
Accumulated other comprehensive loss	(43,238)	(41,855)
Total Quaker shareholders' equity	315,598	281,100
Noncontrolling interest	9,245	8,576
Total equity	324,843	289,676
Total liabilities and equity	$569,987	$536,634

- more -

Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

For the nine months ended September 30,

(Dollars in thousands)

	(Unaudited)
	2013	2012
Cash flows from operating activities
Net income	$44,171	$36,473
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,219	9,001
Amortization	2,621	2,283
Equity in undistributed earnings of associated companies, net of dividends	(2,525)	(1,854)
Deferred compensation and other, net	(50)	1,848
Stock-based compensation	3,133	2,954
Loss (gain) on disposal of property, plant and equipment	193	(75)
Insurance settlement realized	(731)	(1,074)
Pension and other postretirement benefits	(561)	(1,823)
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(13,222)	(1,381)
Inventories	(4,569)	(875)
Prepaid expenses and other current assets	1,017	(1,976)
Accounts payable and accrued liabilities	13,256	(1,731)
Net cash provided by operating activities	51,952	41,770

Cash flows from investing activities
Capital expenditures	(7,330)	(8,757)
Payments related to acquisitions , net of cash acquired	(2,478)	(2,635)
Proceeds from disposition of assets	391	193
Insurance settlement interest earned	40	53
Change in restricted cash, net	691	1,021
Net cash used in investing activities	(8,686)	(10,125)

Cash flows from financing activities
Repayments of long-term debt	(12,289)	(9,672)
Dividends paid	(9,721)	(9,410)
Stock options exercised, other	(510)	(828)
Excess tax benefit related to stock option exercises	815	2,164
Distributions to noncontrolling shareholders	(30)	(30)
Net cash used in financing activities	(21,735)	(17,776)

Effect of exchange rate changes on cash	(133)	(606)
Net increase in cash and cash equivalents	21,398	13,263
Cash and cash equivalents at the beginning of the period	32,547	16,909
Cash and cash equivalents at the end of the period	$53,945	$30,172

- more -